Exhibit 99.1

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

References to the “Company,” “Tesoro,” “we,” “us” and “our” mean Tesoro Corporation and its consolidated subsidiaries, unless the context otherwise requires.

Western Refining, Inc. Acquisition (the “Western Refining Acquisition”)

On June 1, 2017, pursuant to the previously announced Agreement and Plan of Merger (the "Merger Agreement"), Tesoro completed the acquisition of Western Refining, Inc. ("Western Refining")(the "Merger") for approximately $4.0 billion, comprised of $424 million in cash and $3.6 billion in equity consideration (including the issuance of approximately 39.5 million shares of Tesoro common stock and the reissuance of approximately 3.1 million shares of treasury stock in exchange for all outstanding shares of Western Refining common stock and equity stock awards).

Pro Forma Financial Information

The following unaudited pro forma condensed combined financial statements (the "unaudited pro forma financial statements") present the combination of the historical consolidated financial statements of Tesoro and Western Refining adjusted to give effect to the Merger and related transactions. The unaudited pro forma condensed statements of combined operations (the "unaudited pro forma statements of operations") for the year ended December 31, 2016, and the three months ended March 31, 2017, combine the historical statements of consolidated operations of Tesoro and Western Refining, giving effect to the Merger and related transactions as if they had been completed on January 1, 2016, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet (the "unaudited pro forma balance sheet") combines the historical condensed consolidated balance sheets of Tesoro and Western Refining as of March 31, 2017, giving effect to the Merger as if it had been completed on March 31, 2017. The historical consolidated financial statements of Western Refining have been adjusted to reflect certain reclassifications in order to conform to Tesoro’s condensed financial statement presentation.

The unaudited pro forma financial statements were prepared using the acquisition method of accounting with Tesoro being the acquirer of Western Refining. Under the acquisition method of accounting, the purchase price is allocated to the underlying Western Refining tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

The value of the consideration paid by Tesoro upon the completion of the Merger was determined based on the closing price of Tesoro’s common stock on the closing date. As of the date of this filing, Tesoro has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Western Refining assets acquired and liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Western Refining’s accounting policies to Tesoro’s accounting policies. As a result of the foregoing, the adjustments to the unaudited pro forma financial statements (the "pro forma adjustments") are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma financial statements presented below. Tesoro estimated the fair value of Western Refining’s assets and liabilities based on discussions with Western Refining’s management, preliminary valuation studies, due diligence and information presented in Western Refining’s filings with the Securities and Exchange Commission (the "SEC"). Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Tesoro and Western Refining following the Merger. The unaudited pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Merger.

The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma statements of operations exclude projected synergies expected to be achieved as a result of the Merger, nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma statements of operations also exclude the effects of transaction costs associated with the Merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the Merger, impacts that would have occurred had the revaluation of inventory been performed as of January 1, 2016, and expenses associated with accelerated vesting of compensation awards as they are non-recurring. However, such costs could affect the combined company following the Merger in the period the costs are incurred or recorded. Further, the unaudited pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Merger.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma financial statements;

•	the historical audited consolidated financial statements of Tesoro for the year ended December 31, 2016, included in Tesoro’s Annual Report on Form 10-K;

•	the historical unaudited condensed consolidated financial statements of Tesoro as of and for the three months ended March 31, 2017, included in Tesoro’s Quarterly Report on Form 10-Q;

•	the historical audited consolidated financial statements of Western Refining for the year ended December 31, 2016, included in Western Refining’s Annual Report on Form 10-K; and

•	the historical unaudited condensed financial statements of Western Refining as of and for the three months ended March 31, 2017, included in Western Refining’s Quarterly Report on Form 10-Q.

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
THREE MONTHS ENDED MARCH 31, 2017
(in millions, except per share information)

	Historical		Pro Forma
	Tesoro	Western Refining	Adjustments	Notes	Tesoro Combined
Revenues	$6,638	$2,329	$(17)	a
			68	b	$9,018
Costs and Expenses:
Cost of sales (excluding the lower of cost or market inventory valuation adjustment)	5,426	1,914	(17)	a
			68	b
			2	c
			43	d	7,436
Lower of cost or market inventory valuation adjustment	—	—	(2)	c	(2)
Operating expenses	654	232	32	e
			(1)	f
			(43)	d	874
Maintenance turnaround expense	—	3	(3)	f	—
General and administrative expenses	136	59	(32)	e
			11	h	174
Depreciation and amortization expense	226	57	4	i
			(22)	j	265
Merger and reorganization costs	—	11	(11)	h	—
Loss on asset disposals and impairments	1	—	—		1
Operating Income	195	53	22		270
Interest and financing costs, net	(89)	(34)	1	k
			24	l
			1	m	(97)
Equity in earnings of equity method investments	—	—	6	n	6
Other income, net	2	7	(6)	n	3
Earnings Before Income Taxes	108	26	48		182
Income tax expense	21	5	1	k
			17	p	44
Net Earnings from Continuing Operations	87	21	30		138
Less: Net earnings from continuing operations attributable to noncontrolling interest	37	9	(2)	q	44
Net Earnings from Continuing Operations Attributable to Tesoro Corporation	$50	$12	$32		$94
Net Earnings from Continuing Operations per Share:
Basic	$0.43	$0.10			$0.59
Diluted	$0.42	$0.10			$0.58
Weighted Average Common Shares Outstanding:
Basic	117.1	108.7	(66.1)	r	159.7
Diluted	118.1	109.2	(66.5)	r	160.8

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
YEAR ENDED DECEMBER 31, 2016
(in millions, except per share information)

	Historical		Pro Forma
	Tesoro	Western Refining	Adjustments	Notes	Tesoro Combined
Revenues	$24,582	$7,743	$(54)	a	$32,565
			294	b
Costs and Expenses:
Cost of sales (excluding the lower of cost or market inventory valuation adjustment)	19,658	5,979	(54)	a
			294	b
			133	c
			164	d	26,174
Lower of cost or market inventory valuation adjustment	(359)	—	(133)	c	(492)
Operating expenses	2,541	928	124	e
			(8)	f
			1	g
			(164)	d	3,422
Maintenance turnaround expense	—	47	(47)	f	—
General and administrative expenses	401	218	(124)	e
			12	h	507
Depreciation and amortization expense	851	217	(1)	g
			8	i
			(77)	j	998
Merger and reorganization costs	—	12	(12)	h	—
Loss (Gain) on asset disposals and impairments	9	(1)	—		8
Operating Income	1,481	343	124		1,948
Interest and financing costs, net	(274)	(123)	1	k
			3	l
			4	m	(389)
Equity in earnings of equity method investments	13	—	22	n
			(1)	o	34
Other income, net	57	22	(22)	n	57
Earnings Before Income Taxes	1,277	242	131		1,650
Income tax expense	427	55	1	k
			48	p	531
Net Earnings from Continuing Operations	850	187	82		1,119
Less: Net earnings from continuing operations attributable to noncontrolling interest	126	62	(5)	q	183
Net Earnings from Continuing Operations Attributable to Tesoro Corporation	$724	$125	$87		$936
Net Earnings from Continuing Operations per Share:
Basic	$6.11	$1.24			$5.81
Diluted	$6.04	$1.24			$5.76
Weighted Average Common Shares Outstanding:
Basic	118.5	100.5	(57.9)	r	161.1
Diluted	119.9	100.9	(58.2)	r	162.6

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2017
(in millions)

	Historical		Pro Forma
	Tesoro	Western Refining	Adjustments	Notes	Tesoro Combined
ASSETS
Current Assets
Cash and cash equivalents	$2,298	$160	$(424)	aa
			(70)	bb
			(1,079)	cc	$885
Receivables, net of allowance for doubtful accounts	1,007	406	—		1,413
Inventories, net	2,624	829	53	dd
			31	ee	3,537
Prepayments and other current assets	332	208	(53)	dd
			56	ee
			22	ff	565
Total Current Assets	6,261	1,603	(1,464)		6,400
Property, Plant and Equipment, Net	10,603	2,362	1,025	ee	13,990
Acquired Intangibles, Net	1,413	83	175	ee	1,671
Goodwill	—	1,289	196	gg
			1,605	ee	3,090
Other Noncurrent Assets, Net	1,792	150	(196)	gg
			24	ee	1,770
Total Assets	$20,069	$5,487	$1,365		$26,921

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,644	$679	$2	hh	$2,325
Current maturities of debt	465	10	—		475
Other current liabilities	944	206	(2)	hh
			22	ff
			55	ee
			16	ii	1,241
Total Current Liabilities	3,053	895	93		4,041
Deferred Income Taxes	1,493	283	320	ee	2,096
Debt, Net of Unamortized Issuance Costs	6,178	1,893	90	ee
			(1,079)	cc	7,082
Other Noncurrent Liabilities	1,011	156	12	ee
			(31)	ii	1,148
Total Liabilities	11,735	3,227	(595)		14,367
Equity
Common stock	27	1	6	ee	34
Additional paid-in capital	1,531	631	2,749	ee	4,911
Retained earnings	6,422	1,030	(70)	bb
			15	ii
			(1,030)	ee	6,367
Treasury stock	(2,306)	—	169	ee	(2,137)
Accumulated other comprehensive income (loss), net of tax	(188)	1	(1)	ee	(188)
Total Tesoro Corporation Stockholders' Equity	5,486	1,663	1,838		8,987
Noncontrolling interest	2,848	597	122	ee	3,567
Total Equity	8,334	2,260	1,960		12,554
Total Liabilities and Equity	$20,069	$5,487	$1,365		$26,921

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

Merger

On June 1, 2017, the Merger was completed pursuant to the Merger Agreement. Under the terms of the Merger Agreement, subject to the proration, allocation and other limitations set forth in the Merger Agreement and the election materials separately provided to the applicable stockholders, stockholders of Western Refining, Inc. had the option to elect to receive, for each share of Western Refining common stock held by them of record as of immediately prior to the effective time of the Merger (except for excluded shares as more particularly set forth in the Merger Agreement):

•	0.4350 of a share of Tesoro common stock, plus cash in lieu of any fractional share of Tesoro common stock (the “Stock Consideration”); or

•	$37.30 in cash (the “Cash Consideration”).

(i) Because the Cash Consideration option was oversubscribed, the consideration received by the holders who validly elected the Cash Consideration was prorated pursuant to the terms set forth in the Merger Agreement, and (ii) based on the prorationing and assuming all shares of Western Refining common stock subject to notices of guaranteed delivery were properly delivered pursuant to the terms of such notices of guaranteed delivery:

•
Stockholders of record of Western Refining who validly elected to receive the Cash Consideration each received the Cash Consideration for approximately 19% of the shares of Western Refining common stock in respect of which they had validly made elections for the Cash Consideration and the Stock Consideration with respect to the remaining shares of Western Refining common stock held by them of record as of immediately prior to the effective time of the Merger (except for excluded shares of Western Refining common stock as more particularly set forth in the Merger Agreement).

•
Stockholders of record of Western Refining who validly elected to receive the Stock Consideration, and those that failed to make a valid election prior to 5:00 p.m., New York City time, on May 30, 2017, the election deadline, received the Stock Consideration for each share of Western Refining common stock held by them of record as of immediately prior to the effective time of the Merger (except for excluded shares as more particularly set forth in the Merger Agreement).

Also, based on the prorationing described above, the Western Refining stockholders received in the aggregate 42,617,757 shares of Tesoro common stock (which excludes shares issued under certain Western Refining equity awards that were converted into Tesoro equity awards as a result of the Merger) and approximately $405 million in cash.

The issuance of shares of Tesoro common stock in connection with the Merger was registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s registration statement on Form S-4 (File No. 333- 215080), declared effective by the SEC on February 16, 2017. The joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement contains additional information about the Merger, and incorporates by reference additional information about the Merger from Current Reports on Form 8-K filed by Tesoro and Western Refining and incorporated by reference into the Joint Proxy Statement/Prospectus.

Purchase Consideration

For purposes of the unaudited pro forma financial statements, a total preliminary purchase price for the Merger of approximately $4.0 billion was assumed, which consists of shares, replacement share-based payment awards and cash. Consideration paid in cash was subject to election by the holders of Western Refining shares and a maximum amount of approximately $405 million determined as of November 16, 2016 set forth in the Merger Agreement. Stock elections were not subject to proration. Under the terms of the Merger Agreement, the stock consideration was valued at $36.21 per share of Western Refining common stock, based on the closing price of Tesoro’s stock on June 1, 2017 of $83.25 per share.

Unaudited Pro Forma Financial Statements

The unaudited pro forma financial statements for the Merger have been prepared using the acquisition method of accounting under accounting principles generally accepted in the United States ("U.S. GAAP") with Tesoro as the acquiring entity. Accordingly, under the acquisition method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed of Western Refining based on their respective fair values, as further described below.

The unaudited pro forma financial statements combine the historical statements of operations and balance sheets of Tesoro and Western Refining. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Tesoro and Western Refining following the Merger. Pro forma adjustments have then been made to the combined results to reflect the impact of the Merger and related transactions as if they had been completed on January 1, 2016, for purposes of the unaudited pro forma statements of operations presented, and March 31, 2017, for the unaudited pro forma balance sheet presented. Also, the statement of operations does not include discontinued operations for the purposes of pro forma. Additionally, certain pro forma adjustments were made to conform accounting policies used by Western Refining to those of Tesoro and eliminate transactions between the two companies during the periods presented. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Western Refining to those of Tesoro due to limitations on the availability of information as of the date of this filing.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analysis is performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the unaudited pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred concurrent with closing the Merger are not included in the unaudited pro forma statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma balance sheet as a decrease to retained earnings and a decrease to cash.

NOTE 2 - PURCHASE ACCOUNTING

Purchase Price

The total purchase price of approximately $4.0 billion is based on Western Refining’s issued and outstanding shares of common stock as of June 1, 2017 and equity awards outstanding under Western Refining’s long-term incentive plans that were exchanged or paid out in cash upon closing of the Merger (the "equity awards"). The aggregate purchase price for financial statement purposes is based on the actual closing price per share of Tesoro common stock on June 1, 2017 of $83.25. Further, no effect has been given to any other new shares of common stock or other equity awards that may be issued or granted subsequent to the date of this filing.

The purchase price for the Merger is as follows:

(in millions, except per share data)	Shares	Per Share	Purchase Consideration
Cash Consideration (including equity award obligations):
Cash Consideration elected by Western Refining stockholders (a)	10.8	$37.30	$405
Cash payable upon accelerated vesting of Western Refining restricted stock units (b)	0.5	$37.30	19
Total Cash Consideration (including equity award obligations)			424
Stock Consideration:
Shares of Tesoro exchanged for Western Refining outstanding common stock (c)	42.6	$83.25	$3,548
Tesoro phantom stock awards exchanged for Western Refining phantom stock awards (d)	0.1	$83.25	8
Total Stock Consideration (including equity awards)	42.7		3,556
Total Purchase Price			$3,980

(a)
Determined as of May 31, 2017 following the results of elections of Western Refining stockholders, as the maximum 10% of total stock consideration calculated per the Merger Agreement using 108,430,422 Western Refining shares issued and outstanding as of November 14, 2016. Shares reported above represent equivalent Western Refining shares. Election of the full cash consideration reduced the number of shares to be issued by Tesoro by approximately 4.7 million.

(b)
Represents fair value of Western Refining’s restricted stock units ("RSUs") based on cash consideration of $37.30 per share. Cash payable is determined based on the number of vested Western Refining RSUs, after application of vesting acceleration provisions, multiplied by cash consideration.

(c)
Shares exchanged by Tesoro was calculated by multiplying the exchange ratio of 0.4350 Tesoro shares for each Western Refining share times the difference between the total 108,818,053 Western Refining shares issued and outstanding as of June 1, 2017 less shares paid for by the cash consideration (10,843,042 shares). This result was then multiplied by the closing share price for Tesoro as of June 1, 2017, or $83.25, shown in the table above. Of the 42.6 million shares exchanged, 39.5 million were common stock issuances while 3.1 million were reissuances of treasury stock.

(d)
Tesoro stock awards exchanged determined based on Western Refining phantom awards unvested and outstanding immediately prior to the effective time of the first merger multiplied by the exchange ratio of 0.4350. This result was then multiplied by the closing share price for Tesoro as of June 1, 2017, or $83.25, a portion of which was allocated as purchase consideration for pre-combination services.

Purchase Price Allocation

The total purchase price described above has been allocated to Western Refining’s tangible and intangible assets acquired and liabilities assumed for purposes of these unaudited pro forma financial statements, based on their estimated relative fair values assuming the Merger was completed on the unaudited pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Western Refining’s tangible assets and liabilities, including fixed assets, identifiable intangible assets and liabilities, and goodwill. As a result, the final acquisition accounting adjustments, including those resulting from conforming Western Refining’s accounting policies to those of Tesoro, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Western Refining’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of the purchase price allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in amortization related to the assets and liabilities.

The total purchase price was preliminarily allocated as follows, based on Western Refining’s March 31, 2017 balance sheet (in millions):

(in millions)	Estimated Fair Value Asset (Liability)
Cash	$160
Receivables	406
Inventories	860
Prepayments and Other Current Assets	264
Property, Plant and Equipment (a)	3,387
Acquired Intangibles	258
Goodwill	2,894
Other Noncurrent Assets	174
Accounts Payable	(679)
Other Current Liabilities	(261)
Current Portion of Long-Term Debt	(10)
Deferred Income Taxes	(603)
Debt (b)	(1,983)
Other Noncurrent Liabilities	(168)
Noncontrolling Interest	(719)
Total Purchase Price	$3,980

(a)	Estimated useful lives ranging from 3 to 28 years have been assumed based on the preliminary valuation.

(b)
Includes $23 million in premiums incurred for early redemption of the Western Refining 6.25% Senior Unsecured Notes due 2021 and the Northern Tier Energy LP ("NTI") 7.125% Senior Secured Notes due 2020 upon closing of the Merger.

The fair value of property, plant and equipment is $3.4 billion. This preliminary fair value is based on a valuation using a combination of the income, cost and market approaches. The range of useful lives disclosed above is based on the useful lives of similar assets at Tesoro. Tesoro expects that, as it obtains more information, the preliminary purchase price allocation disclosed above may change materially.
Tesoro has estimated the fair value of identifiable intangible assets at $258 million. This fair value is based on a preliminary valuation completed for the business enterprise, along with the related tangible assets, using a combination of income method, cost method and comparable market transactions. Tesoro recognized intangible assets associated with customer relationships, trade names, liquor licenses and favorable leases, all of which will be amortized over a definite-life with the exception of liquor licenses. Tesoro considered the assets' history, accounting by Western Refining, Tesoro’s plans for the continued use and marketing of the assets, and how a market participant would use the assets in determining whether the intangible assets have an indefinite or definite life. The amortization related to the fair value of intangible assets is reflected as a pro forma adjustment to the statements of operations using the straight-line method.

Tesoro evaluated several factors that contributed to the amount of goodwill presented above. These factors include the acquisition of an existing integrated refining, marketing and logistics business with an assembled workforce that cannot be duplicated at the same costs by a new entrant along with the synergies Tesoro expects to realize from the geographic diversification of its business. Further, the acquisition of Western Refining provides a platform for future growth through operating efficiencies Tesoro expects to gain from the application of best practices across the combined company.

NOTE 3 - FINANCING

The unaudited pro forma financial statements include a preliminary purchase price for the Merger of approximately $4.0 billion, comprised of approximately $3.6 billion in equity consideration (including the issuance of approximately 39.5 million shares of Tesoro common stock and the reissuance of approximately 3.1 million shares of treasury stock in exchange for all outstanding shares of Western Refining common stock and equity stock awards) and approximately $424 million in cash consideration. The cash portion of the purchase price was funded using funds drawn on the Incremental Revolver, as defined below, along with cash on hand.

Tesoro Revolving Credit Facility

On December 13, 2016, Tesoro amended and restated its existing credit facility to add a new senior secured incremental revolving tranche in an aggregate principal amount of $1.0 billion (the "Incremental Revolver"). On the closing date of the Merger, $575 million was borrowed on the Incremental Revolver to fund cash consideration payable in connection with the Merger, the repayment and redemption of certain outstanding indebtedness of Western Refining and its subsidiaries and pay fees and expenses associated with the foregoing. Following the initial borrowing, the Incremental Revolver converted into a single tranche with the existing commitments under the revolving credit facility and is available for general corporate purposes. Following the conversion of the Incremental Revolver, Tesoro has a single tranche of $3.0 billion of commitments under the restated credit facility.

For the purposes of the unaudited pro forma financial statements, $3 million of fees paid to execute the amendment have been included, which is directly attributable to the Merger. The amortization of these debt issuance costs will impact interest and financing costs in the consolidated statements of operations for more than twelve months.

Tesoro New Debt Securities

The offering of the new debt securities, which launched on December 15, 2016 and closed on December 22, 2016, consisted of $850 million aggregate principal amount of Tesoro’s 4.750% Senior Notes due 2023 and $750 million aggregate principal amount of Tesoro’s 5.125% Senior Notes due 2026. For the purposes of the unaudited pro forma financial statements, $18 million of fees paid to complete the offering have been included, which is directly attributable to the Merger. The amortization of these debt issuance costs will impact interest and financings costs in the consolidated statements of operations for more than twelve months.

Pro Forma Financing

As of March 31, 2017, Western Refining and its subsidiaries, NTI and Western Refining Logistics, LP ("WNRL"), had $1.9 billion of indebtedness outstanding, excluding $41 million of unamortized discount, premium and debt issuance costs. Of this amount, Tesoro repaid $1.6 billion of certain Western Refining and NTI indebtedness with proceeds from the new debt securities and funds drawn on the Incremental Revolver in connection with the Merger. As such, adjustments to debt and interest expense have been included in these unaudited pro forma financial statements. These adjustments consist of an incremental fair value adjustment of $67 million reflecting (1) the reversal of the unamortized discount, premium and debt issuance costs of $41 million and (2) the fair market value adjustment of $26 million required relating to the WNRL debt. Additionally, the following tables outline the adjustments made to long-term debt as of March 31, 2017, and interest expense for the year ended December 31, 2016, and three months ended March 31, 2017 (in millions):

Pro Forma Adjustment to Long-Term Debt	March 31, 2017
Existing debt obligations refinanced:	(in millions)
Western Refining Obligations:
Revolving Credit Facility due 2019	$—
Term Loan - 5.25% Credit Facility due 2020	(532)
6.25% Senior Unsecured Notes due 2021	(350)
Term Loan - 5.50% Credit Facility due 2023	(371)
NTI Obligations:
Revolving Credit Facility due 2019	(21)
7.125% Senior Secured Notes due 2020	(350)
Total debt obligations refinanced	(1,624)
Interest due on debt obligations refinanced	(7)
Add: Additional borrowings by Tesoro under the Incremental Revolver	575
Decrease to Long-term Debt as of March 31, 2017 (a)	$(1,056)

(a)	Does not include the fair value adjustments required as a result of the preliminary purchase price allocation outlined in Note 2. Refer to Note 4 for discussion of pro forma adjustment (cc).

Pro Forma Adjustment to Interest Expense	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Interest expense for existing debt obligations refinanced:	(in millions)
Western Refining obligations	$(18)	$(63)
NTI obligations	(7)	(25)
Reverse related amortization of loan fees and discount	(3)	(9)
Amortization of fair value basis differential of WNRL obligations	(1)	(4)
Interest expense for new notes issued by Tesoro:
Interest expense on new debt (a)	—	75
Interest expense on incremental revolver borrowings (b)	4	15
Amortization of debt issuance costs for new notes and revolver	—	3
Commitment fee (unused portion of incremental revolver)	—	1
Other:
Reclassification of tax interest and penalties from tax expense	(1)	(1)
Decrease to Interest Expense	$(26)	$(8)

(a)	New debt issued by Tesoro takes into consideration $850 million issued under Tesoro’s 4.750% Senior Notes due 2023 and $750 million issued under Tesoro’s 5.125% Senior Notes due 2026.

(b)
As of June 2, 2017, the cost for Tesoro to borrow on its revolving credit facility was 2.56% based on the 1-month LIBOR rate plus 150 basis points. A 0.125% change in interest rate for the assumed borrowing under the Revolving Credit Facility would impact interest expense by approximately $1 million.

NOTE 4 - PRO FORMA ADJUSTMENTS

Statements of Operations

The unaudited pro forma statements of operations reflect the following adjustments:

(a)	To eliminate transactions between Tesoro and Western Refining for purchases and sales of crude oil and refined product reducing revenue and the associated cost of sales;

(b)
To adjust the presentation of excise taxes collected by Western Refining to conform to the presentation of Tesoro. Tesoro recognizes excise taxes collected by the retail component of its Marketing segment gross within revenues and cost of sales, whereas it reports excise taxes net of amounts collected for the remaining channels in its Marketing segment. Western Refining reports excise taxes net for its retail and non-retail marketing operations;

(c)
To reclassify Western Refining’s lower of cost or market inventory valuation adjustment from cost of sales to the lower of cost or market inventory valuation adjustment line item in conformity with Tesoro’s presentation of the adjustment separate from cost of sales;

(d)	To reclassify a portion of the WNRL's operating expenses to cost of sales to conform to Tesoro treatment of similar costs;

(e)
To reclassify certain of Western Refining’s general and administrative expenses that have been directly associated with a segment’s operations to operating expenses to conform with Tesoro’s policy of allocating certain indirect operating expenses to the segments’ operating expense line rather than general and administrative expense;

(f)
To remove maintenance turnaround and tank turnaround expenses as Tesoro applies the deferral method of accounting for planned major maintenance activities and amortizes the expenses until the next planned turnaround. The major maintenance activities were factored in to the determination of the fair value of property, plant and equipment as part of the preliminary purchase price allocation;

(g)	To reclassify depreciation and amortization expenses associated with right-of-way assets to operating expenses in conformity with Tesoro;

(h)	To reclassify Western Refining's merger and reorganization costs to general and administrative expenses in conformity with Tesoro;

(i)	To recognize amortization of amounts associated with major maintenance activities and tank turnarounds incurred subsequent to January 1, 2016;

(j)
To adjust depreciation and amortization expense for depreciation and amortization resulting from the recognition of the fair value for property, plant and equipment and intangibles assets as outlined in Note 2;

(k)	To reclassify Western Refining's tax interest and penalties from income tax expense to interest and financing costs to conform with Tesoro's presentation;

(l)	To adjust interest expense for the financing as outlined in Note 3;

(m)
To adjust interest and financing costs to reflect additional basis difference amortization for the incremental fair value recognized on the WNRL debt based on the preliminary purchase price allocation in Note 2;

(n)
To reclassify Western Refining’s equity in earnings of equity method investments from other income to the equity in earnings of equity method investments line item in conformity with Tesoro’s presentation of the income separate from other income;

(o)
To adjust earnings from equity method investments to reflect additional basis difference amortization using the estimated useful life of 22 years for the underlying primary asset for the incremental fair value recognized based on the preliminary purchase price allocation in Note 2;

(p)	To record the tax effect on pro forma adjustments at a combined U.S. (federal and state) income tax statutory blended rate of 38.1%;

(q)
To record the impact on noncontrolling interest from the preliminary allocation of property, plant and equipment and intangible fair values to subsidiaries and the resulting depreciation and amortization expense recorded, net of tax; and

(r)
To adjust the weighted average number of shares outstanding based on 0.4350 of a share of Tesoro for each share of Western Refining stock outstanding as of June 1, 2017 and the cash consideration, as follows:

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Basic:	(in millions)
Elimination of Western Refining historical weighted average shares	(108.7)	(100.5)
Tesoro incremental shares exchanged	42.6	42.6
Weighted average shares adjustment, net	(66.1)	(57.9)

Diluted:
Elimination of Western historical weighted average shares	(109.2)	(100.9)
Tesoro incremental shares exchanged	42.6	42.6
Dilutive effect of issuance of Tesoro phantom stock awards in exchange for outstanding Western Refining phantom stock awards as discussed in Note 2	0.1	0.1
Weighted average shares adjustment, net	(66.5)	(58.2)

Combined Balance Sheet

The unaudited pro forma balance sheet reflects the following adjustments:

(aa)	To record the payment of cash consideration of $405 million and the cash payment for equity awards of $19 million as disclosed in Note 2;

(bb)
To record the payment of aggregate transaction costs of $70 million for both Tesoro and Western Refining associated with the Merger with a corresponding offset to retained earnings. These costs include fees for financial advisers Barclays and Goldman Sachs, accounting, legal and other professional fees;

(cc)
To adjust cash and long-term debt to reflect the impact of financing transactions discussed in Note 3. This adjustment includes approximately $1.6 billion of Western Refining debt paid with outstanding interest and a $23 million premium paid to redeem the Western Refining unsecured and NTI secured debts, which is included in the preliminary purchase price allocation (see pro forma adjustment (ee) below), offset by borrowing $575 million for the payment of cash consideration under the Incremental Revolver, the repayment and redemption of certain outstanding indebtedness of Western Refining and its subsidiaries and pay fees and expenses associated with the foregoing;

(dd)	To reclassify Western Refining’s material and chemical inventories from prepayments and other current assets to inventories, net in order to conform to Tesoro’s financial statement presentation;

(ee)	To record the preliminary purchase price allocation disclosed in Note 2;

(ff)
To record Western Refining’s inventory and related obligation associated with Western Refining’s purchase or generation of renewable identification numbers ("RINs") and the required compliance with the Environmental Protection Agency's Renewable Fuels Standard ("RFS"). Tesoro accounts for RINs and the associated RFS liability on a gross basis on its balance sheet. There is no impact to the unaudited pro forma statements of operations for the gross recognition of RINs inventory and the RFS liability;

(gg)	To reclassify Tesoro’s goodwill balance from other noncurrent assets, net for separate presentation in the unaudited pro forma balance sheet;

(hh)	To reclassify amounts accrued for capital expenditures by Western Refining from other current liabilities to accounts payable to conform to Tesoro’s financial statement presentation; and

(ii)
To reclassify tax payables from other noncurrent liabilities to accrued liabilities, in conformity with Tesoro, and to record the tax impact for transaction costs described in pro forma adjustment (bb) above including the impact of non-deductible acquisition costs.